EXHIBIT 2

EQUITY INTEREST PURCHASE AGREEMENT BETWEEN AMPLIFYIR INC. a Nevada corporation (“Buyer”) AND UPEXI, INC. a Nevada corporation (“Seller”) August 31, 2023

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EQUITY INTEREST PURCHASE AGREEMENT

This Equity Interest Purchase Agreement (this "Agreement") is entered into as of August 31, 2023, by and between Amplifyir Inc., a Nevada corporation (“Buyer”), and Upexi, Inc., a Nevada corporation ("Seller"). Buyer and Seller may be referred to collectively herein as the "Parties" or, individually, as a "Party."

Seller owns all of the membership interest in Interactive Offers, LLC, a Delaware limited liability company ("Target").

This Agreement contemplates a transaction in which Buyer will purchase from Seller, and Seller will sell to Buyer, all of the outstanding membership interests of Target ("Target Equity Interests") in return for the consideration as set forth below.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

§1. Definitions; Basic Transaction.

(a) Definitions. For purposes of this Agreement, the terms and variations thereof set forth in Exhibit A to this Agreement shall have the meanings given to them in Exhibit A.

(b) Basic Transaction. In accordance with the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of Target Equity Interests free and clear of all Liens and any other interests or claims for the consideration specified below in §2.

(c) Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place via the use of overnight deliveries or email delivered .pdf executed documents (as contemplated by §11(f) of this Agreement), unless the Parties otherwise agree at the time of the mutual signing and delivery of this Agreement between the Seller and the Buyer. The Closing shall be on August 31, 2023, or such other date as Buyer and Seller may mutually determine (as the case may be, the "Closing Date").

(d) Deliverables at Closing. At the Closing, (i) Seller will deliver to Buyer, in addition to the Equity Interest Assignment, the various certificates, instruments, and documents referred to in and in accordance with §7 below, (ii) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in and in accordance with §7 below, (iii) Seller will deliver to Buyer duly executed assignment and transfer documents for assignment of all of the Target Equity Interests to Buyer or Buyer's designee, and (iv) Buyer will deliver to Seller the consideration specified in §2 below that is to be delivered at Closing.

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§2. Purchase Price.

(a) Purchase Price. The aggregate "Purchase Price" for the Target Equity Interests is (A) $1,250,000 (the “Closing Cash”) (subject to adjustment as provided for in Section 2(c) below plus (B) royalties and referral fees (collectively, “Overrides”) as provided in Section 2(d) below.

(b) Closing Cash Payment. At Closing, Buyer shall pay the Closing Cash by wire transfer of immediately available funds as follows:

(i) $940,000 to the account of Seller provided to Buyer in writing; and

(ii) $310,000 (the “Escrowed Closing Cash”) to the account of the Escrow Agent provided to Buyer in writing.

The Escrowed Closing Cash shall be held by the Escrow Agent subject to the terms of the Escrow Agreement, and shall provide for (without limitation) the release from the Escrowed Closing Cash of the following amounts: (A) $100,000 to be applied to fund or reimburse bonuses paid or to be paid to continuing employees of Target within 180 days, with the first $25,000 thereof to be so released within 90 days and the remaining $75,000 thereof to be so released with 180 days, in each case upon the sole instruction of the Buyer; (B) $60,000 will be retained as Escrowed Closing Cash for the purpose of pending vendor liabilities (“Vendor Liability Escrow”), see below for more information; and (C) the remaining $150,000 to be held in such escrow for an additional 270 days following the closing in order to secure Buyer’s indemnification under Section §8A, at which time such remaining Escrowed Closing Cash shall be released to Seller (unless and to the extent that Buyer shall have previously made a written claim for indemnification under such Section §8A pursuant to §11(h) below and such claim remains outstanding). The Vendor Liability Escrow will be released by the Escrow Agent on September 30, 2023 on receipt of the Release Notice providing that the Buyer has received from the Seller such documentation that is reasonably satisfactory to the Buyer that all outstanding vendor bills as of the date of the closing shall have been paid. In the event that Buyer is not satisfied that all such outstanding vendor bills have been paid, the Escrow Agent will release only such portion of the Additional Escrow Closing Cash as relates to the outstanding vendor bills that have been paid in full. However, the Escrow Agent will continue to hold in the Escrow Account such amount of the Additional Escrow Closing Cash as relates to one (1) months’ worth of vendor outstanding bills for each such vendor that has not been paid in full.

(c) Working Capital Adjustment. In this Agreement, Target’s “Net Working Capital” shall equal the difference between (x) Target’s Cash and Cash Equivalents plus $1.00, and (y) Target’s Current Liabilities (as such terms are defined in Exhibit A) as of the opening of business on the Closing Date. The Purchase Price shall be reduced (and not increased) dollar for dollar by the amount (if any) by which Target’s Current Liabilities exceeds $1.00 plus Target’s Cash and Cash Equivalents as of the opening of business on the Closing Date (i.e., a negative Net Working Capital). The Purchase Price shall not be increased in the case of a positive Net Working Capital. For example purposes only: (i) if the Net Working Capital is a negative $10,001, then the Purchase Price will be reduced by $10,001, and (ii) if the Net Working Capital is a positive $10,000, then the Purchase Price will remain unchanged. Buyer shall prepare and deliver to Seller a closing Net Working Capital of Target as aforesaid as promptly as practicable after the Closing Date, and Seller shall pay to Buyer the positive value of any negative Net Working Capital so presented within five (5) Business Days thereafter in cash by wire transfer of immediately available funds.

(d) Overrides. The Overrides payable to Seller hereunder shall be determined, calculated and paid in accordance with Appendix I hereto.

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§3. Representations and Warranties Concerning Transaction.

(a) Seller’s Representations and Warranties. Seller represents and warrants to Buyer that the statements contained in this §3(a) are correct and complete as of the date of this Agreement, except as set forth in the Seller’s Disclosure Schedule attached hereto or executed and delivered separately in connection therewith (the “Seller’s Disclosure Schedule” or “Seller’s Disclosure Schedules’’). The Seller’s Disclosure Schedules will be lettered and numbered so as to correspond to the lettered and numbered paragraphs and subsections contained in this Agreement.

(i) Organization, Good Standing and Qualification of Seller. Seller is corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. Seller is duly qualified to do business in all states where it is required to be so qualified and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. Schedule 3(a)(i) hereof contains a true and accurate list of all jurisdictions in which Seller is qualified to do business as a foreign corporation.

(ii) Authorization of Transaction. Seller has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and all closing documents to which such Seller is a party and to perform its obligations under this Agreement and those closing documents. Without limiting the generality of the foregoing, the board of directors of Target as well as Seller has duly authorized the execution, delivery, and performance of this Agreement. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions.

(iii) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject; (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which he, she, or it is bound or to which any of his, her, or its assets are subject; or (C) result in the imposition or creation of a Lien upon or with respect to Target Equity Interests.

(iv) Brokers’ Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(v) Target Equity Interests. Seller holds of record and owns beneficially one hundred percent (100%) of the outstanding Target Equity Interests (i.e., membership interest of the Target), free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller or Target to sell, transfer, or otherwise dispose of any equity interests of Target. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any equity interests of Target. The Target Equity Interests represent all of the Seller’s equity ownership interest in the Target (including any contingent interests).

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(b) Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that the statements contained in this §3(b) are correct and complete as of the date of this Agreement, except as set forth in the Buyer’s Disclosure Schedule attached hereto or initialed and delivered separately in connection herewith (the “Buyer’s Disclosure Schedule” or “Buyer’s Disclosure Schedules”). The Buyer’s Disclosure Schedules will be lettered and numbered so as to correspond to the lettered and numbered paragraphs and subsections contained in this Agreement.

(i) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

(ii) Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

(iii) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents; or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject.

(iv) Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(v) Intentionally Omitted.

(vii) Sufficiency of Funds; Solvency. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price (including without limitation, the Overrides) and consummate the transactions contemplated by this Agreement.

(viii) Legal Proceedings. There are no actions pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(ix) Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target, and acknowledges that to Buyer’s Knowledge it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target for such purpose.

(x) Disclaimer of Reliance. Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that Seller has not made or is not making, and Buyer expressly disclaims reliance upon, any representations, warranties, or statements relating to the Business or the Target Equity Interests whatsoever, express or implied, beyond those expressly given by the Seller in this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Business furnished or made available to Buyer, its Affiliates or their respective Representatives not expressly represented or warranted hereunder. Without limiting the generality of the foregoing, except to the extent set forth in the representations and warranties contained in this Agreement, Buyer acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets, or prospect information that may have been made available to Buyer or its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement) that is not the subject of any express representation or warranty of Seller hereunder.

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§4. Representations and Warranties Concerning Target. Seller represents and warrants to Buyer that the statements contained in this §4 are correct and complete as of the date of this Agreement, except as set forth in the Seller’s Disclosure Schedules related to this §4 delivered by Seller to Buyer and initialed by the Parties. The Disclosure Schedules will be lettered and numbered so as to correspond to the lettered and numbered paragraphs and subsections contained in this Agreement.

(a) Organization, Qualification, and Corporate Power. Target is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, which jurisdictions are set forth in Seller’s Disclosure Schedule 4(a). Target has full power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Seller’s Disclosure Schedule 4(a) also lists the directors and officers of Target.

(b) Capitalization.

(i) Seller’s Disclosure Schedule §4(b)(i) sets forth as of the date hereof, a complete list of the Target Equity Interests, including a true, correct and complete list of the record holders of the Target Equity Interests, listing for each Person: (1) his, her or its name, and if not a natural person, its type of entity and jurisdiction of incorporation or organization; and (2) the percentage of the Target’s membership interests owned by such Person.

(ii) The Target Equity Interests so listed and described above represent all issued and outstanding equity interests of the Target. All of the issued and outstanding Target Equity Interests have been duly authorized and validly issued, and are fully paid and non-assessable. Immediately after the Closing, Buyer shall own all of the outstanding Target Equity Interests, free and clear of any Liens or any other restrictions on transfer, other than restrictions on transfer arising under applicable federal and state securities Laws. Other than the Target Equity Interests, there are no issued, reserved for issuance or outstanding (a) membership interests or other equity or voting interests in, the Target, (b) securities of the Target convertible into or exchangeable or exercisable for membership interests or other equity or voting interests in, the Target or containing any profit participation features, or (c) options, warrants, stock appreciation rights, phantom stock, calls, subscriptions or other rights to acquire from the Target or other obligations of the Target to issue or allot, any membership interests or securities convertible into, or exchangeable or exercisable for, or evidencing the right to subscribe for equity or voting interests in, the Target or any equity appreciation rights or phantom equity plans. There are no outstanding obligations of the Target to repurchase, redeem or otherwise acquire or retire for value any Target Equity Interests. There are no statutory or contractual equity holder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights with respect to the Target Equity Interests. There are no agreements with respect to the voting or transfer of the Target Equity Interests to which the Target, any Target Subsidiary or Seller is a party. The Target has not violated any applicable federal or state securities Laws or any preemptive or similar rights created by statute, organizational document or agreement in connection with the offer, sale, issuance or allotment of any Target Equity Interests. Except as provided on Seller’s Disclosure Schedule 4(b), the Target has no liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated, and there are no restrictions of any kind which prevent the payment of the foregoing by the Target. No certificate or certificates have been issued representing any of the Target Equity Interests or any other equity interest in the Target.

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(c) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Target is subject or any provision of the charter, bylaws or resolutions of Target; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien. Target does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(d) Brokers' Fees. Target has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e) Title to Assets. Target has good and valid title to, or a valid leasehold interest in, the properties and all, of its assets, which assets are either shown either on the Most Recent Balance Sheet or are listed on Seller’s Disclosure Schedule 4(e), free and clear of all Liens.

(f) Subsidiaries. Target does not own any Subsidiaries. Seller’s Affiliates are listed on Seller’s Disclosure Schedule 4(f).

(g) Financial Statements. Attached hereto as Exhibit C are the following financial statements (collectively, the "Financial Statements"), which Buyer shall keep confidential pursuant to the Confidentiality Agreement in the form attached hereto as Exhibit H:

(i) audited consolidated balance sheets and statements of income, statements of members' capital, and statements of cash flow as of and for the fiscal years ended 2022 and 2021, and June 30, 2022, (the "Most Recent Fiscal Year End') for Target; and

(ii) unaudited consolidated balance sheets and statements of income, statements of members' capital, and statements of cash flow (the "Most Recent Financial Statements") as of and for the year ended June 30, 2023 (the "Most Recent Fiscal Month End') for Target.

Target has not acted outside of the Ordinary Course of Business (or committed to do so) since the Most Recent Fiscal Month End or within the last sixty (60) days immediately prior to Closing (whichever period begins on an earlier date), including (a) making cash withdrawals, cash expense payments, distributions payments, salary or bonus payments, (b) selling, leasing, transferring or assigning, or experiencing damage to or loss of, any of Target's assets, tangible or intangible, (c) making any capital expenditures, (d) making any material capital investment in, or any loan to, any other Person; (e) incurring or increasing any liabilities, and (f) assuming or increasing any indebtedness. As a matter of clarification, actions which are in the Ordinary Course of Business, including borrowing under a credit facility to finance working capital, consistent with Target's historical practice, shall not be deemed a violation of this subsection (g).

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(h) Undisclosed Liabilities; Long Term Debt.

(i) Target has no liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes) of a type that would be recorded on Target's balance sheet if Target were using the accrual method of accounting in accordance with GAAP, except for: (i) liabilities included and described in the Most Recent Balance Sheet (rather than in any notes thereto); and (ii) those liabilities that have arisen since the Most Recent Fiscal Month End in the Ordinary Course of Business. Target has no unrecorded, undisclosed or contingent Indebtedness other than those set forth on Seller’s Disclosure Schedule 4(i).

(ii) Target has no long term debt or liabilities, other than liabilities included and described in the Most Recent Balance Sheet (rather than in any notes thereto); and (ii) those liabilities that have arisen since the Most Recent Fiscal Month End in the Ordinary Course of Business.

(i) Legal Compliance.

(i) Target has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-l et seq.) of federal, state, local, and non-U.S. governments (and all agencies thereof) affecting Target or the Business, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

(ii) The representatives of Target have not, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of One Hundred Dollars ($100) in the aggregate to any one individual in any year) to:

(A) any person who is an official, officer, agent, employee or representative of any Governmental Body or of any existing or prospective customer (whether government owned or nongovernment owned);

(B) any political party or official thereof;

(C) any candidate for political or political party office; or

(D) any other individual or entity;

while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly. to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party, official or political office.

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(iii) Target has all Necessary Permits.

(k) Tax Mailers.

(i) Target has filed all Federal Tax Returns and all other Tax Returns that it is required to file. All such Tax Returns are true and correct in all material respects. All Taxes due and owing by Target (whether or not shown on any Tax Return) have been paid and Target has not deferred any Taxes. Target is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Target. Target has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holder, or other Person, and Target has complied in all material respects with the related reporting requirements relating thereto, including properly completed and filed all required Forms W-2 and 1099.

(ii) There is no dispute or claim concerning any Tax liability of Target either: (A) claimed or raised by any authority in writing; or (8) as to which Seller or the directors and officers of Target have Knowledge based upon personal contact with or written notice from any agent of such authority.

(iii) Seller’s Disclosure Schedule 4(k)(iii) lists all Federal, state, local, and non-U.S. Tax Returns filed with respect to Target for taxable periods ended on or after December 31, 2022, and indicates whether or not those Tax Returns that have been audited, and indicates whether or not those Tax Returns currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all Federal Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by Target since December 31, 202s. Target has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(iv) Target is not a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code §280G (or any corresponding provision of state, local, or non-U.S. Tax law). Target has not been a United States Real Property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(l)(A)(ii). Target is not a party to or bound by any tax allocation or sharing agreement. Target (A) has not been a member of an Affiliated Group filing a consolidated Federal Income Tax Return, and (B) has no liability for the Taxes of any Person (other than Target) under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(v) The unpaid Taxes of Target: (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet; and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date.

(vi) Target will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

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(A) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(B) "closing agreement" as described in Code §7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;

(C) installment sale or open transaction disposition made on or prior to the Closing Date; or

(D) prepaid amount received on or prior to the Closing Date.

(vii) Target's Tax status is that of an S Corporation.

(l) Real Property.

(i) Target does not own and has not in the past owned any Owned Real Property.

(ii) Seller’s Disclosure Schedule 4(l)(ii) sets forth the Leases the Target is obligated to. Seller has delivered to Buyer a true and complete copy of the Lease documents for that Leased Real Property. With respect to each Lease:

(A) such Lease is legal, valid, binding, enforceable and in full force and effect;

(B) the transactions contemplated by this Agreement require the consent of the landlord of the Leased Real Property set forth on Seller’s Disclosure Schedule 4(l)(ii) in order to not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(C) none of Target's possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed and there are no disputes with respect to such Lease;

(D) neither Target, nor any other party to the Lease is in breach of or default under such Lease, and, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(E) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(F) Target does not owe, and will not owe in the future, any brokerage commissions or finder's fees with respect to such Lease;

(G) Target has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; and

(H) Target has not collaterally assigned or granted any other Lien in such Lease or any interest therein.

(iii) The Leased Real Property identified in Seller’s Disclosure Schedule 4(l)(ii) comprises all of the real property used, or intended to be used, in the business of Target; and Target is not a party to any agreement or option to purchase any real property or interest therein.

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(iv) All buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (the "Improvements") are in good condition and repair and sufficient for the operation of the Business of Target. There are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business of Target as currently conducted thereon.

(v) Target has made all rent and other payments required under the Lease and Target is not liable for paying the costs of any Improvements, repairs or betterments related to the Leased Real Property.

(m) Intellectual Property; Data Security.

(i) Target owns or has the right to access and use (pursuant to a valid and enforceable written license, sublicense, agreement, covenant not to sue, or permission set forth on Seller’s Disclosure Schedule §4(m)(iii)) all Intellectual Property necessary or desirable for the operation of the business of Target as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned, accessed, or used by Target immediately prior to the Closing will be owned or available for access and use by Target on identical terms and conditions immediately subsequent to the Closing. Target has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that Target has, owns or uses.

(ii) Target, and its Business as presently conducted and as presently proposed to be conducted, have not and will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third-parties; there are no facts indicating a likelihood of the foregoing; and no Seller has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or conflict (including any claim that Target must license or refrain from using any Intellectual Property rights of any third-party). To the Knowledge of Seller, no third-party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of Target.

(iii) Seller’s Disclosure Schedule 4(m)(iii) identifies each patent or registration which has been issued to Target with respect to any of its Intellectual Property, identifies each pending patent application or application for registration that Target has made with respect to any of its Intellectual Property, and identifies each license, sublicense, agreement, covenant not to sue, or other permission that Target has granted to any third-party with respect to any of its Intellectual Property (together with any exceptions). Seller has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, covenants not to sue, and permissions (as amended to date). Seller’s Disclosure Schedule 4(m)(iii) also identifies each (a) unregistered trademarks, service marks, logos, slogans, trade names, corporate names, or other source identifiers;(b) internet domain names (along with, in the case of each such Internet domain name, the registrar, registered holder, and administrative contact of record); (c) computer software items (other than commercially available off-the-shelf software purchased or licensed solely for internal use and not in connection with any product or service offered by the Target, for which the purchase or license fee for such computer software items was less than a total cost of $5,000 in the aggregate); (d) material databases and collections of data; (e) material unregistered copyrights; and (f) non-confidential descriptions of trade secrets and Confidential Information. With respect to each item of Intellectual Property required to be identified in Seller’s Disclosure Schedule 4(m)(iii):

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(A) Target possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction;

(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Seller and the directors and officers of Target, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and

(D) Target has not ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(E) no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents or copyrights expiring at the end of their statutory terms (and not as a result of any act or omission by Seller or Target, including without limitation, a failure by Seller or Target to pay any required maintenance or renewal fees).

(iv) Seller’s Disclosure Schedule 4(m)(iv) identifies each item of Intellectual Property that any third-party owns and that Target uses pursuant to license, sublicense, agreement, covenant not to sue, or permission excluding off-the-shelf retail licensed software (e.g., Microsoft Windows or Microsoft Word) which has been and is being used in compliance with such retail license. Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, covenants not to sue, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Seller’s Disclosure Schedule 4(m)(iv):

(A) the license, sublicense, agreement, covenant not to sue, or permission is legal, valid, binding, enforceable, and in full force and effect;

(B) the license, sublicense, agreement, covenant not to sue, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following consummation of the transactions contemplated hereby;

(C) no party to the license, sublicense, agreement, covenant not to sue, or permission is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D) no party to the license, sublicense, agreement, covenant not to sue, or permission has repudiated any provision thereof;

(E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

(F) the underlying items of Intellectual Property are not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of Target, is threatened that challenges the legality, validity, or enforceability of the underlying items of Intellectual Property, and there are no grounds for the same; and

(H) Target has not granted any sublicense or similar right with respect to the license, sublicense, agreement, covenant not to sue, or permission.

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(v) None of Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of Target has any Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed that reasonably could be expected to supersede or make obsolete any product or process of Target or to limit the business of Target as presently conducted or as presently proposed to be conducted.

(vi) Seller has taken all necessary and desirable actions to maintain and protect all of the Intellectual Property of Target and will continue to maintain and protect all of the Intellectual Property of Target prior to Closing so as not to adversely affect the validity or enforceability thereof. To the Knowledge of any of Seller, the owners of any of the Intellectual Property licensed to, or used by, Target have taken all necessary and desirable actions to maintain and protect the Intellectual Property. Without limiting the generality of any other representation or warranty herein, each current and former employee, officer, director, founder, shareholder, agent, representative, independent contractor, and consultant of Target (each, an "Employee") has executed an agreement with Target pursuant to which the Employee (a) if not otherwise subject to an obligation of confidentiality to Target, agrees to protect the Confidential Information of Target, and (b) if such Employee is or was involved (either alone or jointly with others) in the authorship, conception, development, reduction to practice, modification, or improvement of Intellectual Property owned by, or used in the business of, Target, makes a present assignment to the Target of all right, title, and interest in and to all such Intellectual Property (to the extent consistent with applicable laws) without further consideration or any restrictions or obligations whatsoever.

(vii) Seller has complied with, and are presently in compliance with, all federal, state, local, and non-U.S. governmental laws, regulations, guidelines, and rules applicable to any Intellectual Property or to data privacy and security.

(viii) The Target has taken commercially reasonable measures necessary to protect its trade secrets and proprietary information, its network and system security, and the trade secrets and proprietary or confidential personal information (including without limitation "PHI" as defined in HIPAA; collectively, "Third Party CI") provided to the Target by any other person. Without limiting the generality of the foregoing, (a) the Target have, and enforce, a policy requiring each employee, consultant and independent contractor involved in the creation of Intellectual Property rights or technology for the Target or access to or handling of Third Party CI to (A) execute a proprietary information, confidentiality and invention assignment agreement, or (B) execute an agreement that includes provisions that assign any such Intellectual Property rights and technology to the Target, and protect the Target's Confidential Information and Third Party CI, and (b) all current and former employees, consultants and independent contractors of the Target involved in the creation of such Intellectual Property rights or technology and Third Party CI has executed such or a substantially similar agreement.

(ix) Seller’s Disclosure Schedule 4(m)(ix) lists all contracts (a) currently in effect as of the date of this Agreement or (b) containing any surviving technology licenses, or software- as-a-service, support maintenance, or hosting services to which the Target is bound as of the date of this Agreement, in each case pursuant to which Target: (A) has performed or agreed to perform services for any third party, or (B) provided access to, or provided, sold or distributed (or agreed to do any of the foregoing) with respect to, any Target Intellectual Property or technology. Seller’s Disclosure Schedule 4(m)(ix) also lists all contracts between or among Target and any other Person with respect to Intellectual Property rights, technology, or related services (the contracts described in this §4(m)(ix) being the "IP Contracts").

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(x) All IP Contracts are in full force and effect. Target is not, nor, to the Knowledge of Target, is any other party to any IP Contract, in material breach of any IP Contract. The Closing of this Agreement, will not: (a) violate or result in the breach, modification, cancellation, termination, or suspension of any IP Contract; (b) result in the release of any source code, or other proprietary technology, of Target, or in the granting of any right or licenses to any Target Intellectual Property to any third party; (c) result in Buyer or any of its Affiliates being required to grant to any third party any rights to or under their Intellectual Property rights; or (d) subject the Buyer or any of its Affiliates to any non-compete or other material restriction on the operation or scope of their respective businesses. All IP Contracts shall survive the Closing in accordance with their terms and the Buyer will be permitted to exercise all of the Target's rights under all IP Contracts that they had prior to the Closing.

(xi) Target has not (a) granted, nor are any of them obligated to grant, access or rights to any of its source code in or for any Target Intellectual Property or technology (other than to the Target's employees and contractors solely as necessary to internally support, maintain, and develop the Target Intellectual Property or technology), (b) rendered its source code subject to any open source license, (c) distributed any of the Target Intellectual Property or technology with open source materials or pursuant to the terms of an open source license, (d) licensed, distributed or used any technology in breach of the terms of any open source license, or (e) licensed or delivered, or has any obligation to license or deliver, any of its source code in any Target Intellectual Property or technology to any escrow agent for the storage and conditional release of any source code.

(n) Tangible Assets. The machinery, equipment, and other tangible assets that Target owns or leases are set forth on the Most Recent Balance Sheet, are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

(o) Inventory. Target does not sell any goods and does not maintain any inventory of goods to be sold.

(p) Contracts. Seller’s Disclosure Schedule 4(p) lists the following contracts and other agreements, written or oral, to which Target is a party:

(i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of Five Thousand Dollars ($5,000) per annum;

(ii) (A) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year or involve consideration in excess of Five Thousand Dollars ($5,000), and also (B) of the above listed agreements, 4(p)(ii)(B) specifically identifies those (and only those) agreements which extend over a period of more than three (3) years or involve consideration in excess of Twenty Five Thousand Dollars ($25,000);

(iii) any agreement concerning a partnership or joint venture;

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(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any Indebtedness for borrowed money, or any capitalized lease obligation, in excess of One Dollar ($1) or under which it has imposed a Lien on any of its assets, tangible or intangible;

(v) any agreement concerning confidentiality or non-competition; and the material terms of any restrictions on the Target in such agreement are summarized in Seller’s Disclosure Schedule 4(p)(v) with respect to the applicable agreement listed therein;

(vi) any agreement with Seller and its Affiliates (other than Target);

(vii) any profit sharing, stock option, stock purchase, stock appreciation, phantom stock, cash bonuses due upon sale of Target, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

(viii) any collective bargaining agreement;

(ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing any of the following: (A) annual compensation in excess of Thirty Thousand Dollars ($30,000); (B) a guarantee of employment of one (I) year or more; or (C) providing severance benefits;

(x) any agreement under which Target has advanced or loaned any amount to any of its directors, officers, managers or employees;

(xi) any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

(xii) any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

(xiii) any settlement, conciliation or similar agreement with any governmental entity or which will likely involve payment after the Closing Date of consideration in excess of Five Thousand Dollars ($5,000);

(xiv) any agreement under which Target has advanced or loaned any other Person amounts in the aggregate exceeding Five Thousand Dollars ($5,000);

(xv) any other agreement (or group of related agreements) the performance of which involves consideration or expenditures by Target in excess of Five Thousand Dollars ($5,000); or

(xvi) there are no claims under warranties under contracts or agreements with clients for work done by Target for that client.

Seller has delivered to Buyer a correct and complete copy of each written contract listed in Seller’s Disclosure Schedule 4(p) and a written summary setting forth the material terms and conditions of each oral agreement referred to in Seller’s Disclosure Schedule 4(p). With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) Seller is not and, to the Knowledge of Seller, no other party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any material provision of the agreement.

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(q) Notes and Accounts Receivable. All notes and accounts receivable of Target are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims known to Seller, are current and collectible and will be collected in accordance with their terms at the recorded amounts thereof, subject only to the reserve, if any, for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto).

(r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Target.

(s) Insurance. Seller’s Disclosure Schedule 4(s) sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Target is a party, a named insured, or otherwise the beneficiary of coverage:

(i) the name, address, and telephone number of the agent;

(ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii) the policy number, coverage limits, and the period of coverage;

(iv) the scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and available amounts (including a description of how deductibles and ceilings are calculated and operate) of coverage;

(v) a description of any retroactive premium adjustments or other material loss-sharing arrangements;

(vi) a description of any claims filed against each such policy within the past five (5) years; and

(vii) a description of 'loss runs,' including any worker's compensation policies.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) neither Target, nor to the Knowledge of Seller any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any material provision thereof. Seller’s Disclosure Schedule 4(s) also describes any material self-insurance arrangements affecting Target. Target has maintained all insurance coverages appropriate for the Business and there have been no gaps in such coverages at any time.

(t) Litigation. There is no instance in which: (i) Target is subject to any outstanding injunction, judgment, order, decree, ruling, or charge; or (ii) Target is a party or the directors and officers of Target, are to Seller’s Knowledge, threatened to be made a party, to any action, suit, proceeding, hearing, or investigation of, in, or before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before (or that could come before) any arbitrator.

(u) Product Liability. Target does not sell products in the Ordinary Course of Business and has no product liability exposure.

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(v) Key Employees.

(i) Seller’s Disclosure Schedule 4(v)(i)(a) identifies each of the individuals who currently perform or have performed in the last twenty-four (24) months any of the following services for the Target: recruiting of workers, marketing and customer relations (each individual being a "Key Employee"). Furthermore, Seller’s Disclosure Schedule 4(v)(i)(a) sets forth the identity and job descriptions for each of the Key Employees. Each of the Key Employees has entered into a binding and enforceable confidentiality and non-solicitation agreement in the form attached as part of Seller’s Disclosure Schedule 4(v)(i)(a). No Seller is, and to Seller’s Knowledge, no Key Employee is, subject to any non-competition or confidentiality agreement with any Person other than Target. Seller’s Disclosure Schedule 4(v)(i)(b) identifies all (and only) those "Key Employees" which meet any of the following criteria: (A) received a performance or unscheduled bonus (in the form of cash or other consideration) from Target within the last twenty-four (24) months, (B) are by the measure of total sales, total revenues, or total new accounts (by volume or business projected from the new customer/client), within the top three (3) employees of Target, of all the Key Employees.

(ii) Seller’s Disclosure Schedule 4(v)(ii) lists any franchise, distribution, commission, agency or representation agreements relating to the staffing, recruiting, and employee placement services business binding upon or obligating Seller or, to the knowledge of Seller, any other Key Employee of the Target individually.

(w) Employees.

(i) To the Knowledge of Seller, no directors or officers of Target, no executive, no Key Employee, or significant group of employees, plans to terminate employment with Target during the next twelve (12) months. Target is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three (3) years. Target has not committed any material unfair labor practice. There is no organizational effort presently being made or, to Knowledge of Seller or the directors or officers of Target, threatened by or on behalf of any labor union with respect to employees of Target.

(ii) Within the past three (3) years, Target has not implemented any plant closing or layoff of employees requiring notice under the WARN Act, and no such action will be implemented without advance notification to Buyer. Seller’s Disclosure Schedule 4(w) lists all full-time and part-time employees of Target.

(iii) Target is and since October 19, 2021 has been, in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, labor relations, terms and conditions of employment, immigration, employee classification and wages, hours, meal and break periods, hiring, promotion, termination, workers', compensation, occupational safety and health requirements, plant closings, withholding of taxes, employment discrimination, harassment, retaliation, disability rights or benefits, equal opportunity, equal pay, employee privacy, employee leave requirements, health and medical insurance (including the Affordable Care Act), unemployment insurance and related matters ("Labor Laws"). Target has paid its current and former employees, officers, directors, managers, independent contractors and consultants or adequately accrued for in accordance with GAAP in the Financial Statements all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, officers, directors, managers or consultants prior to the Most Recent Fiscal Month End. Target has properly classified each of its employees, officers, directors, managers, independent contractors and consultants and "employees" or "independent contractors" and as "exempt" or "non-exempt" for all purposes (including with respect to eligibility for minimum wage and overtime under the Fair Labor Standards Act of 1938, as amended) and has properly reported all compensation paid to such employees, officers, directors, managers, independent contractors and consultants for all purposes and no reserves have been taken for any such matters. Target is, and since October 19, 2021 has been, in compliance with all documentation requirements of the Immigration Reform and Control Act of 1986, as amended, and the rules and regulations promulgated thereunder and no reserves have been taken for any such matters.

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(iv) Since October 19, 2021 there has been, no Litigation pending, or to the Knowledge of Seller, threatened against Target by or before any Governmental Authority with respect to any current or former employees, officers, directors, managers or consultants of any Target, including any claim relating to the alleged violation of any Labor Law.

(x) Employee Benefits.

(i) Seller has no Employee Benefit Plan that Target maintains, to which Target contributes or has any obligation to contribute, or with respect to which Target has any liability.

(ii) Neither Target nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any liability under or with respect to any Employee Pension Benefit Plan that is a "defined benefit plan" (as defined in ERISA §3(35)).

(iii) Neither Target nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any material liability (including withdrawal liability as defined in ERISA §4201) under or with respect to any Multiemployer Plan.

(iv) Target does not maintain, contribute to or have an obligation to contribute to, or have any material liability or potential liability with respect to, any Employee Welfare Benefit Plan or other arrangement providing health or life insurance or other welfare-type benefits for current or future retired or terminated employees (or any spouse or other dependent thereof) of Target other than in accordance with COBRA.

(v) The consummation of the transactions contemplated by this Agreement will not accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under, any Employee Benefit Plan.

(vi) Seller has no written agreement, contract, or other arrangement - whether or not an Employee Benefit Plan (collectively a "Nonqualified Plan") - to which Target is a party that is a "nonqualified deferred compensation plan" subject to Code §409A. Each Plan has been maintained in good faith compliance with Code §409A and the regulations thereunder and no amounts under any such Plan is or has been subject to the interest and additional tax set forth under Code §409A(a)(l)(B).Target has no actual or potential obligation to reimburse or otherwise "gross-up" any Person for the interest or additional tax set forth under Code §409A(a)(l )(B).

(vii) The Target has not attempted to maintain the grandfathered health care plan status under the Affordable Care Act of any Employee Benefit Plan.

(viii) Seller’s Disclosure Schedule 4(x)(viii) lists each health insurance plan and policy that Target maintains, to which Target contributes, or has any obligation to contribute, or with respect to which Target has liability. Target has properly prepared and distributed to its applicable employees the "summary of benefits and coverage" for each group health plan in accordance with the Affordable Care Act and all other applicable laws.

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(y) Guaranties. Target is not a guarantor or otherwise responsible for any liability or obligation (including Indebtedness) of any other Person.

(z) Environmental, Health, and Safety Matters.

(i) Target has for the past five (5) years complied and is in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.

(ii) Without limiting the generality of the foregoing, Target has obtained, has for the past five (5) years complied, and is in compliance with, in each case in all material respects, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business.

(iii) Target has not received any written notice, report, or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities, including any material investigatory, remedial, or corrective obligations, relating to any of them, their business, or their past or current facilities arising under Environmental, Health, and Safety Requirements.

(iv) Target has not treated, stored, disposed of, arranged for, permitted the disposal of, transported, handled, manufactured, distributed, exposed and person to or caused the release of any substance to the environment, including without limitation any hazardous substance, hazardous material or hazardous waste, or owned or operated any property or facility which is or has been contaminated by any such substance so as to give rise to any current or future liabilities, including any liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages, or attorneys' fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or the Solid Waste Disposal Act, as amended ("SWDA"), or any other Environmental, Health, and Safety Requirements.

(v) Target has not designed, manufactured, sold, marketed, installed, or distributed products or other items containing asbestos and none of such entities is, or will become, subject to any liabilities with respect to the presence of asbestos in any product or item or in or upon any property, premises, or facility.

(vi) Seller and Target have furnished to Buyer all environmental audits, reports, and other material environmental documents relating to Target's or its respective predecessors' or Affiliates' past or current properties, facilities, or operations that are in their possession, custody, or under their reasonable control.

(aa) Business Continuity. None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by Target in the conduct of their Business (collectively, the "Systems") have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial disruption or interruption in, or to the use of, any such Systems by Target. Target is covered by business interruption insurance in scope and amount customary and reasonable to ensure the ongoing business operations of Target's Business.

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(bb) Certain Business Relationships with Target. None of the Seller, their Affiliates or Target's directors, officers, employees, and shareholders has been involved in any material business arrangement or relationship with Target within the past twelve (12) months, and none of the Seller, their Affiliates or Target's directors, officers, employees, and shareholders owns any asset, tangible or intangible, that is used in the Business of Target.

(cc) Intentionally Omitted.

(dd) Customers and Suppliers.

(i) Seller’s Disclosure Schedule 4(dd)(i) lists the top 80% of billed customers of Target by revenue for each of calendar years 2022 and 2021 (through July 2021) and sets forth opposite the name of each such customer the net sales to such customer.

(ii) None of those 2022/2021 top customers has indicated that it will stop or materially decrease its purchases of services from Target except for those (if any) set forth in a separate list in Seller Disclosure Schedule 4(dd)(i).

(iii) Since the date of the Most Recent Balance Sheet, no supplier of Target has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to Target.

(ee) Data Laws and Data Privacy. Target's business has complied with and, as presently conducted and as presently proposed to be conducted, is in compliance with, all Data Laws. Target has complied with, and is presently in compliance with, its policies applicable to data privacy, data security, and/or personal information. Target has not experienced any incident in which personal information or other data was or may have been stolen or improperly accessed, acquired, destroyed, damaged, disclosed, corrupted, or altered, and Target is not aware of any facts suggesting the likelihood of the foregoing, including without limitation, any breach of security or receipt of any notices or complaints from any Person regarding personal information or other data. Seller’s Disclosure Schedule 4(ee) lists Target's data privacy and security policies and Seller has previously delivered copies of all such policies to Buyer.

(ff) Preferential Status. There are no contracts with customers that either require the continuation of ownership of the Target by, or permit termination by the customer, due to Target's loss of small business status, woman-owned business status, disadvantaged business status, protege status, "8(a)" status or other preferential status. Furthermore, there are no contracts that were acquired by the Target due to the Target's preferential status.

(gg) IT Assets.

(i) Without limiting the generality of any representation or warranty herein, (a) none of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data, and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by Target in the conduct of its or their business (collectively, the "IT Systems") have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial disruption or interruption in or to the use of any IT Systems or data by Target; and (b) the IT Systems are sufficient for the needs of the business of Target, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner.

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(ii) Target has taken all reasonable steps to safeguard the IT Systems, including the implementation of procedures to ensure that the IT Systems are free from any malicious or disabling codes or instructions, timer, copy protection device, clock, counter, or other limiting design or routing and any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus," documentation error or corrupt code, malware, "spyware," or other software routines or hardware components that in each case could permit unauthorized access to, or the unauthorized disablement or unauthorized erasure of, any of the IT Systems, data, or other software by a third party, and to date there have been no successful unauthorized intrusions or breaches of the IT Systems.

(hh) Disclosure. The representations and warranties contained in this §4 do not to Seller’s Knowledge contain any untrue statement of a material fact, or omit to state any material fact, necessary in order to make the statements and information contained in this §4 not misleading.

§5. Certain Closing Covenants. The Parties agree as of Closing as follows:

(a) Notices and Consents. Seller has caused Target to give any notices to third-parties, and obtained any third-party consents referred to in §4(m)(iii) above, the Lease Consents, and any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in §3(a)(ii) and §4(c) above.

(b) Operation of Business. Seller has not caused or permitted Target to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business since the Most Recent Fiscal Month End. Without limiting the generality of the foregoing, Seller has not since the Most Recent Fiscal Month End caused or permitted Target to (i) declare, set aside, or pay any dividend or make any distribution with respect to its equity interests or redeem, purchase, or otherwise acquire any of its equity interests (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in §4(h) above (without regard to any disclosures listed on the Seller’s Disclosure Schedules as to 4(h)), (iii) incur or increase any Indebtedness outside of the Ordinary Course of Business, or (iv) make cash withdrawals, cash expense payments, salary or bonus payments outside of the Ordinary Course of Business.

(c) Leases. Seller agrees they it has not since the Most Recent Fiscal Month End, caused or permitted any Lease to be amended, modified, extended, renewed or terminated.

(d) Tax Matters. Seller agrees that, without the prior written consent of Buyer, since the Most Recent Fiscal Month End, Target did not made or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Target, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Target, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Target for any period ending after the Closing Date or decreasing any Tax attribute of Target existing on the Closing Date.

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(e) Intentionally omitted.

(f) Amendment of Operating Agreement. All Parties hereto agree that to the extent the operating agreement or other governing documents for the Target contain provisions which restrict or prohibit the transfers contemplated herein, this Agreement and the conveyance and transfer contemplated herein prevails and, at Closing and the conveyance of the Target Equity Interests, (i) amends the operating agreement(s) and other governing documents, (ii) the Buyer shall be the sole member of Target and owner of all equity interest in the Target, and (iii) Buyer shall thereafter be entitled as the sole member to amend the operating agreement or other governing documents to the fullest extent permitted by applicable law. A copy of the pre-Closing operating agreement and articles of Target is attached to the certificate referenced in §7(a)(viii) of this Agreement.

(g) Debt-Free Transaction. The Parties agree this transaction contemplates the Buyer's acquisition of ownership of a debt-free Target, except as otherwise expressly set forth in this Agreement. Sellers agree to pay all Third Party Debt (excluding Target's disclosed accounts payable and accrued but unpaid payroll costs, which shall be addressed by the working capital adjustment provisions in this Agreement) at or prior to Closing.

§6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

(a) General. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under §8 below). Seller acknowledges and agree that, from and after the Closing Buyer will be entitled to possession of all documents, books, records (including tax records), agreements, insurance policies, title documents, and financial data of any sort relating to Target.

(b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with:

(i) any transaction contemplated under this Agreement; or

(ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Target,

Each of the other Parties will cooperate with him, her, or it and his, her, or its counsel in the contest or defense, make available his, her, or its personnel, and provide such testimony and access to his, her, or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under §8 below).

(c) Transition. Seller agrees to not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Target from maintaining the same business relationships with Target after the Closing as it maintained with Target prior to the Closing.

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(d) Confidentiality. Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in his, her, or its possession. In the event that Seller is requested, or required pursuant to oral or written question or request, for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, that Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this §6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that Seller shall use its reasonable best efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

(e) Auditable Financials. Seller represents, warrants and covenants to Buyer that the Target has the necessary records and documents for auditable financial statements by a certified public accounting firm.

§7. Deliveries at Closing.

(a) Closing Deliveries of Seller. The following are deliverables and actions for which Seller is responsible at Closing:

(i) Seller shall obtain and deliver to Buyer the resignations, effective as of the Closing, of each manager/managing member, director and officer of Target (as applicable), including (without limitation) Key Employee Allan Marshall, from all offices and positions with Target;

(ii) Seller shall enter into: (A) a Covenant not to Compete agreement with Buyer in substantially the form of Exhibit D attached hereto (the "Seller’s Non-Competition Agreement"), and (B) one or more assignment agreements with Buyer in substantially the form of Exhibit E attached hereto (the "Non-Compete Assignments") in order to transfer and assign to Buyer all of Seller’s rights and remedies under the non-competition agreements of or relating to Target in effect on the Closing Date, including without limitation those with respect to Allan Marshall, Jeff Bishop, Carlos Rafael Parreria, Joseph Lombas and Wesley DeSouza, and shall use its best efforts to cause all other parties thereto (including such individuals) whose consent or approval is necessary or advisable for the enforceability thereof to provide such consent or approval in writing;

(iii) Seller shall cause Target to obtain and deliver to Buyer a written consent for a change in control of the Target with respect to any Leases that contain a prohibition on Change of Control (“Lease Consents”);

(iv) Seller shall cause Target to obtain and deliver to Buyer an estoppel certificate with respect to each of the Leases, dated no more than thirty (30) days prior to the Closing Date, from the other party to such Lease, in form and substance satisfactory to Buyer (the "Estoppel Certificates");

(v) Seller shall enter into a release with Buyer and Target in the form attached hereto as Exhibit F ("Seller's Release") and such release shall be in full force and effect as of the Closing;

(vi) Seller shall deliver to Buyer copies of the certificates of formation of Target, certified on or soon before the Closing Date by the Secretary of State (or comparable officer) of the State of Delaware;

(vii) Seller shall deliver to Buyer copies of the certificate of good standing of Target, issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the State of Delaware and of each jurisdiction in which Target is qualified to do business;

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(viii) Seller shall deliver to Buyer a certificate of the secretary or an assistant secretary of Target, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (1) the certificate or articles of incorporation or organization of Seller and Target and any amendments thereto; (2) the operating agreement of the Target; and (3) any resolutions of the board of directors (or a duly authorized committee thereof) of Seller or Target, relating to this Agreement and the transactions contemplated hereby; and

(ix) Seller shall deliver to Buyer the Equity Interest Assignment.

(b) Closing Deliveries of Buyer. The following are deliverables and actions for which Buyer is responsible at Closing:

(i) Buyer shall comply with its obligations under Section 2(i) of this Agreement;

(ii) Buyer shall enter into the Seller’s Release and such release shall be in full force and effect as of the Closing;

(iii) Buyer shall enter into the Seller’s Non-Competition Agreement and each Non-Compete Assignments, and such agreements shall be in full force and effect as of the Closing;

(iv) Target shall have retained the services of Tiago Caetano, doing business as RapidClick, on terms and conditions reasonably satisfactory to Buyer (see Exhibit H);

(v) Buyer shall deliver to Seller a certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to: (1) the articles of incorporation of Buyer and any amendments to the certificate of incorporation of Buyer; (2) the bylaws of the Buyer; and (3) authorizing resolutions of the board of directors (or a duly authorized committee thereof) of the Buyer relating to this Agreement and the transactions contemplated hereby.

§8. Remedies for Breaches of this Agreement.

(a) Survival of Representations and Warranties. The "Fundamental Representations and Warranties" of Seller is the representations and warranties of Seller in §3 and the following representations and warranties of Seller in §4: 4(a) Organization, Qualification and Corporate Power; 4(b) Capitalization; 4(c) Non-contravention; 4(e) Title to Assets; 4(i) Undisclosed Liabilities; 4(k) Tax Matters; and 4(x) Employee Benefits. All representations and warranties of Seller that are not Fundamental Representations and Warranties are the "Non-Fundamental Representations and Warranties." All representations and warranties of the Parties survive the Closing. The Non-Fundamental Representations and Warranties shall survive the Closing hereunder (even if Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until the date that is twenty-four (24) months after the Closing. All of the other representations and warranties of the Parties contained in this Agreement (including the other representations and warranties of the Parties contained in §3 and §4A above and the Fundamental Representations and Warranties) shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until that date that is thirty (30) days following the expiration of the applicable statutes of limitations (including any extension thereto). The covenants and agreements of the Parties shall survive the Closing in accordance with their terms.

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(b) Indemnification Provisions for Buyer's Benefit. In the event Seller breaches any of Seller’s representations, warranties, covenants or agreements contained herein, and provided that Buyer makes a written claim for indemnification against Seller pursuant to §11(h) below within the applicable survival period (in §8(a) above) if there is an applicable survival period pursuant to §8(a) above), then Seller shall be obligated to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer (including any Adverse Consequences Buyer or Target may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach. If Seller fails to indemnify Buyer after Buyer delivers written notice as provided above, then Buyer shall have the right to bring an action for indemnification for such claim including after the end of the applicable survival period. Provided, however:

(i) Seller shall not have any obligation to indemnify Buyer for a breach of any of the Non- Fundamental Representations and Warranties of Seller until Buyer (or Target) has suffered Adverse Consequences by reason of all such breaches (of those Non-Fundamental Representations and Warranties), in the aggregate, in excess of Two Thousand Five Hundred Dollars ($2,500) ("Indemnification Basket") after which point Seller will be obligated to indemnify Buyer from and against all such Adverse Consequences as provided herein in their totality including the Indemnification Basket amount (i.e.; as incurred, from and including the "first dollar" of such Adverse Consequences); and

(ii) there will be an aggregate ceiling ("Indemnification Ceiling") on the obligation of Seller to indemnify Buyer from and against Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by breaches of any of the Non-Fundamental Representations and Warranties of Seller; such Indemnification Ceiling being an amount equal to One Million Two Hundred Fifty Thousand Dollars ($1,250,000).

(c) Intentionally Omitted.

(d) Indemnification Provisions for Seller's Benefit. In the event Buyer breaches any of its representations, warranties, covenants or agreements contained herein, and provided that Seller makes a written claim for indemnification against Buyer pursuant to §1l(h) below within the applicable survival period (in §8(a) above) then Buyer agrees to indemnify Seller from and against the entirety of any Adverse Consequences suffered (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach. If Buyer fails to indemnify Seller after Seller delivers written notice as provided above, then Seller shall have the right to bring an action for indemnification for such claim including after the end of the applicable survival period.

(e) 'Materiality' Qualifiers. For purposes of this §8, any breach of or inaccuracy in any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty, including without limitation for determining whether or not a particular indemnification obligation is subject to the Indemnification Basket.

(f) Claims Involving Third-Parties.

(i) If any third-party notifies either Party (the "Indemnified Party") with respect to any matter (a "Third-Party Claim") that may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this §8 or under §8A, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

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(ii) Any Indemnifying Party will have the right to assume the defense of the Third-Party Claim with counsel of his, her, or its choice reasonably satisfactory to the Indemnified Party at any time within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve the rights and defenses of the Indemnified Party; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.

(iii) So long as the Indemnifying Party has assumed, and is conducting the defense of the Third-Party Claim in accordance with §8(f)(ii) above, (A) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party, and (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).

(iv) In the event that the Indemnifying Party does not assume and conduct the defense of the Third-Party Claim in accordance with §8(f)(ii) above, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner he, her, or it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), and (B) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this §8.

(g) Determination of Adverse Consequences. Indemnification payments under this §8, and §8A and §9 (below), shall be paid by the Indemnifying Party without reduction for any Tax Benefits available to the Indemnified Party. The Parties shall make appropriate adjustments for insurance coverage and take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this §8 and §SA. All indemnification payments under this §8, §8A and §9 (below) shall be deemed adjustments to the Purchase Price.

(h) Exclusive Remedy. Buyer and Seller acknowledge and agree that the indemnification provisions in this §8, and in §8A and §9 (below), shall be the exclusive remedy of Buyer and Seller against each other with respect to breaches of the representations, warranties, covenants and agreements contained in this Agreement and the transactions contemplated by this Agreement, with the exception of claims for fraud and the right to equitable relief such as specific performance or injunctive relief. Seller hereby agrees that they will not make any claim for indemnification against Target or Buyer by reason of the fact that they were a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Buyer against Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

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(i) Right of Setoff. Upon notice to the Seller specifying in reasonable detail the basis therefor, the Buyer may set off any amount to which it may be entitled under this Section 8 against amounts otherwise payable to any of the Seller. The exercise of such right of setoff by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

§8A. Special Indemnities. (a) Seller shall indemnify Buyer from and against the entirety of any Adverse Consequences (affecting Buyer or Target) resulting from, arising out of or relating to: (A) any and all liabilities of Target (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for: (i) liabilities included and described in the Most Recent Balance Sheet (rather than in any notes thereto); (ii) those liabilities that have arisen since the Most Recent Fiscal Month End in the Ordinary Course of Business; and (iii) those liabilities set forth with specificity on Disclosure Schedule 4(i), or (B) the Prior Transaction or Prior Transaction Documents, including (without limitation, any indemnification obligations thereunder or with respect thereto.

(b) Seller shall indemnify Buyer from and against the entirety of any Adverse Consequences (affecting Buyer or Target) resulting from, arising out of or relating to Target listing, depicting or representing on its Tax Returns and/or Financial Statements that Target owned real property that was actually not owned by Target.

§9. Tax Matters.

The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain Tax matters following the Closing Date:

(a) Tax Indemnification. Seller shall indemnify Target and Buyer and hold them harmless from and against: (i) all Income and other Taxes (or the non-payment thereof) of Target for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date ("Pre-Closing Tax Period"); (ii) any and all Income and other Taxes of any member of an affiliated, consolidated, combined, or unitary group of which Target (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation; and (iii) any and all Income and other Taxes of any person (other than Target) imposed on Target as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing.

If Taxes were reserved for on the face of the Most Recent Balance Sheet as current liabilities that reduced the Purchase Price under §2(a)(iv) (above), then for purposes of the indemnification under above clauses (i), (ii) and (iii), the Seller shall be credited with the applicable reduction in Purchase Price resulting therefrom to the extent that would result in a duplication in payment by Seller. For example purposes only, if there were a current liability for Taxes on the Most Recent Balance Sheet of$10,000, which reduced the Purchase Price under §2(a)(iv); then Seller shall be credited with paying that through the reduction in Purchase Price.

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The foregoing indemnification obligation includes without limitation Seller indemnifying Buyer against and to the extent of any liability of Target arising (x) because of Target's misclassification of employees as Form 1099 'independent contractors,' (y) failing to withhold or pay any Taxes relating to employees by Target, or (z) relating to any persons engaged (directly or indirectly) by the Target as Form 1099 'independent contractors' but for which W-2 filings and Tax treatment by Target for classification as an 'employee' and applicable Tax payments and withholdings by the Target as employer was, or is subsequently determined to be, required by law.

Seller shall reimburse Buyer for any Taxes of Target that are the responsibility of Seller pursuant to this §9(a) within fifteen (15) Business Days after payment of such Taxes by Buyer or Target.

(b) Straddle Period In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Income Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Target holds a beneficial interest shall be deemed to terminate at such time). In the case of Taxes not imposed on or measured by net income, gross income or capital and that cannot be allocated based upon an interim closing of the books, the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the total number of days in the Pre-Closing Tax Period and the denominator of which is the total number of days in such Straddle Period.

(c) Income Tax Treatment of Transaction. The Parties agree that solely for Income Tax purposes, consistent with Situation 2 in Rev. Rul. 99-6, 1999-1 CB 432: (i) the purchase and sale of the Target Equity Interests pursuant to this Agreement will be treated as a sale of partnership interests by Seller under Section 741 of the Code, and a purchase of all of the assets of the Target by Buyer; and (ii) as a result of the purchase and sale of the Target Equity Interests pursuant to this Agreement, on the Closing Date the partnership shall terminate for Income Tax purposes under Section 708(b)(l)(A) of the Code.

(d) Responsibility for Filing Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Target for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Buyer shall permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make all changes as are reasonably requested by Seller. To the extent permitted by applicable law, Seller shall include any income, gain, loss, deduction or other tax items for such periods on Seller’s Tax Return in a manner consistent with the Schedule K-1 prepared by Target for such periods.

(e) Cooperation on Tax Matters.

(i) Buyer, Target and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Target, Seller and Buyer agree: (A) to retain all books and records with respect to Tax matters pertinent to Target relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority; and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Target or Seller, as the case may be, shall allow the other Party to take possession of such books and records.

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(ii) Buyer and Seller further agree, upon request, to use its best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(f) Allocation of Purchase Price. The parties agree to allocate the entire Purchase Price among the Assets in accordance with Exhibit B attached hereto for all federal, state and municipal Tax purposes. The parties agree that all Tax Returns shall be prepared consistent therewith.

(g) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated herein shall be paid by Seller when due, and the Party required by applicable law shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the other Party/Parties shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. The expense of such filings shall be paid one-half by Buyer and one-half by Seller.

§10. Intentionally Omitted.

§11. Miscellaneous.

(a) Nature of Seller’s Obligations.

(i) The representations, warranties, and covenants in this Agreement are joint and several obligations. This means that each Seller shall be responsible to the extent provided in §8 above for the entirety of any Adverse Consequences Buyer may suffer as a result of any breach thereof.

(b) Press Releases and Public Announcements. None of the Seller, the Target, or any officer, employee, representative or agent of the Target, will issue any press release or other public announcement regarding the proposed Agreement. Seller and Target shall use best efforts to cause Target's employees to not disclose any information about the transaction or confidential Grove information that is non-public or trade in Buyer's stock or disseminate insider information unless approved in advance by Buyer's counsel in writing. Prior to Closing, no clients or employees of either Party will be contacted by the other Party or otherwise informed about a possible transaction unless mutually agreed upon by the Parties. After Closing, no client or employee notifications will be made unless approved in writing by the Buyer. Once Closing has occurred, only the Buyer will make any announcement at its sole discretion. The Buyer will not announce any transaction prior to Closing unless the Parties mutually agree to such disclosure, or it is required to do so as determined by Buyer's counsel because of SEC rules, regulations and interpretations.

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(c) No Third-Party Beneficiaries. Except as provided in §8 above (as to Target), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof, subject to the following sentence.

(e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller; provided, however, that Buyer may: (i) assign any or all of its rights and interests hereunder to one (1) or more of its Affiliates; and (ii) designate one (1) or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(f) Counterparts. This Agreement may be executed in one (1) or more counterparts (including by means of facsimile or email pdf document or signature pages), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given: (i) when delivered personally to the recipient; (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); (iii) one (1) Business Day after being sent to the recipient by facsimile transmission or electronic mail; or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

to Buyer:

Amplifyir Inc.

Attn: ______________

_________________

_________________

With a Copy to:

Carmel, Milazzo & Feil LLP,

Attn: Ross Carmel, Esq.

55th West 39th Street, 4th Floor

New York, NY 10018

to Seller:

Upexi, Inc.

Attn: Andrew Norstrud, CFO

1710 Whitney Mesa Drive

Henderson, Nevada 89014

With a Copy to:

McCarter &English, LLP

Attn: Peter Campitiello, Esq.

Two Tower Center Boulevard

24th Floor

New Brunswick, NJ 08816

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Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i) Governing Law, Jurisdiction, Venue and Service of Process. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada. The Parties agree that the courts of the State of New York the federal courts of the United States located in the Southern District of New York shall have exclusive jurisdiction over any litigation, dispute, claim or controversy which may arise involving this Agreement or its subject matter. The Parties waive any defense of lack of personal jurisdiction that any of them may have otherwise had to an action brought in such courts. The Parties agree that exclusive venue shall lie solely in the appropriate federal or state court located in the New York County, New York; provided that this provision shall not prohibit a Party from commencing an action in any court with appropriate jurisdiction for the purpose of enforcing this choice of venue provision, and bringing such an action shall not serve to waive such Party's rights under the choice of venue provision. The Parties irrevocably submit and consent to the above jurisdiction and chosen venue and except as provided herein waive any right they may have to bring or maintain an action in any other jurisdiction or venue or seek any change of jurisdiction or venue or that such venue is inconvenient. The Parties agree that service of process in any proceeding in any such court may be effected by U.S.P.S. certified mail at the addresses as stated herein.

(j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof, or the validity or enforceability of the offending term or provision in any other situation, or in any other jurisdiction.

(l) Expenses. Each Buyer, Seller and Target will bear his, her, or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that (except as provided in §9(g) above) Seller will also bear the cost and expenses of Target (including all of Target's legal fees and expenses) in connection with this Agreement and the transactions contemplated hereby in the event that the transactions contemplated by this Agreement are consummated.

(m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

(n) Incorporation of Exhibits, Appendices, and Schedules. The Exhibits, Appendices, and Schedules (including without limitation the respective Parties' Disclosure Schedules) identified in this Agreement are incorporated herein by reference and made a part hereof.

(o) Governing Language. This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

{Signatures on the following page.]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

BUYER: AMPLIFYIR INC. A Nevada Corporation By: __________________ Name: MJ Clyburn Title: ___________	SELLER: UPEXI INC. a Nevada Corporation By: _________________ Name: Allan Marshall Title: Chief Executive Officer

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APPENDIX I

(OVERRIDES)

A. Advertising Royalties

•	Seller will be entitled to receive a royalty based on gross advertising revenues collected by Target from Royalty Clients during the two-year period from and after the Closing Date (the “Royalty Period”).

•	“Royalty Clients” means and includes all clients of Target on the Closing Date that (i) were active on Target’s advertising platform within the prior 12 months, and (ii) are “advertiser” clients and not “publisher” clients.

•	The royalty rate is 2.5%, which shall be multiplied to the gross advertising revenue collected by Target during the Royalty Period from Relevant Clients.

B. Client Referral Fees

•	Seller will be entitled to receive a client referral fee based on gross advertising revenues collected by Target from Referral Fee Clients during the one-year period from and after the Closing Date (the “Referral Fee Period”).

•	“Referral Fee Clients” means and includes all clients of Target (excluding Royalty Clients) on the Closing Date that are first referred by Seller to Target’s advertising platform during the Referral Fee Period.

•	The referral fee rate is 2.5%, which shall be multiplied to the gross advertising revenue collected by Target during the Referral Fee Period from Referral Fee Clients.

C. Royalties and Referral Fees

•	Royalty and client referral fee (i.e., Override) as aforesaid shall be payable by Buyer to Seller net 60 days from Target’s actual collection of the relevant revenues.

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EXHIBIT A

DEFINITIONS

"Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, deficiencies, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, truces, diminution in value, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses (including, as to Buyer, such consequences to the extent suffered or realized by Target as acquired by Buyer). For purposes of indemnification under this Agreement, the term Adverse Consequences shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification.

"Affiliate" means: (i) in the case of an individual, the members of the immediate family (including the individual's spouse and the parents, siblings and children of the individual and/or the individual's spouse) and any Business Entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, any of the foregoing individuals; or(ii) in the case of a Business Entity, another Business Entity or a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Business Entity.

"Affiliated Group" means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. law.

"Applicable Rate" means the corporate base rate of interest publicly announced from time to time by Wells Fargo Bank, N.A.

"Business" means the targeted marketing and advertising of products and services business, and all other businesses, as or similar to that engaged in by Target, including but not limited to the following: IT consulting services.

"Business Day" means any day, excluding Saturday, Sunday and any national or Florida state holiday.

"Business Entity" means any corporation, partnership, limited liability company, trust or other domestic or foreign form of business association or organization.

"Buyer" has the meaning set forth in the preface.

"Buyer's Disclosure Schedule/Schedules" has the meaning set forth in §3(b).

“Cash and Cash Equivalents” means, as of any date, all (A) cash and cash equivalents of Target on such date determined in accordance with GAAP, including (i) all marketable securities and short term investments, and (ii) all uncollected checks issued to the Target and funds in transit to the Target (but only to the extent not already otherwise included in Cash and Cash Equivalents), net of (i.e., less) (B) uncollected checks issued by Target and funds in transit from Target.

"CERCLA " has the meaning set forth in §4(z)(iv).

"Closing" has the meaning set forth in §1(c).

ExA-1

“Closing Cash” has the meaning provided in Section 2(a).

"Closing Date" has the meaning set forth in §1 (c).

"COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §49808 and of any similar state law.

"Code" means the Internal Revenue Code of 1986, and the regulations thereunder, published Internal Revenue Service rulings, and court decisions in respect thereof, all as the same shall be in effect at the time.

"Confidential Information" means any information concerning the Business and affairs of Target that is not already generally available to the public.

“Current Liabilities” means, as of any date, the current liabilities of the Target on such date determined in accordance with GAAP applied on a basis consistent with the Target's audited historical financial statements including the Most Recent Balance Sheet (provided that where the Most Recent Balance Sheet is inconsistent with GAAP, GAAP shall control), including but not limited to the following, in each case without duplication: the outstanding balance of line(s) of credit with bank(s) and other lenders (if any), accounts payable, customer deposits, advances payable, deferred revenue, deferred rent, royalty advances, sales taxes payable, accrued federal tax withholding with respect to payroll, accrued FICA withholding, accrued state tax withholding with respect to payroll, payroll taxes payable, other employee plans payable, salaries and bonuses payable, deferred compensation, vacation expense payable, sales commissions payable and health care benefits payable, placement agreements still binding upon Target and under the 'guarantee period.'

"Data Laws" means laws, regulations, guidelines, and rules in any jurisdiction (federal, state, provincial, or local) applicable to data privacy, data security, and/or personal information, as well as industry standards applicable to Target.

"Disclosure Schedule" or "Disclosure Schedules" has the meaning set forth in §4.

"Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA §3(3)) and any other material employee benefit plan, program or arrangement of any kind, including without limitation, each pension, benefit, retirement, supplemental retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock, stock-based, change in control, retention, severance, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life insurance, accidental death and dismemberment insurance, welfare, fringe benefit and other similar agreement, plan, contract, policy, program, practice or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, whether or not tax- qualified and whether or not subject to ERISA, which is or has been established, maintained, sponsored, contributed to, or required to be contributed to by the Target for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any liability, contingent or otherwise.

"Employee Pension Benefit Plan" has the meaning set forth in ERISA §3(2).

"Employee Welfare Benefit Plan" has the meaning set forth in ERISA §3(1).

ExA-2

"Environmental, Health, and Safety Requirements" means all federal, state, local, and non- U.S. statutes, regulations, ordinances, and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, exposure to, or cleanup of any hazardous materials, substances, wastes, chemical substances, mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, odor, mold, or radiation.

“Equity Interest Assignment” means an assignment of Target Equity Interests and withdrawal agreement substantially the form of Exhibit G to the Agreement.

"ERISA" means the Employee Retirement Income Security Act of 1974, and any similar or successor federal statute, and the rules, regulations and interpretations thereunder, all as the same shall be in effect at the time.

"ERISA Affiliate" means, for purposes of Title IV of ERISA, any trade or business, whether or not incorporated, that together with Target, would be deemed to be a "single employer" within the meaning of Section 400I of ERISA, and, for purposes of the Code, any member of any group that, together with Target, is treated as a "single employer" for purposes of Section 414 of the Code.

“Escrow Agent” means McCarter & English, LLP, its successors and assigns.

“Escrow Agreement” means the Escrow Agreement, dated on or about the Closing Date, entered into by the Parties and the Escrow Agent in accordance with the terms of this Agreement ( as the same may be modified, amended and/or supplement from time to time in accordance with the terms thereof).

“Escrowed Closing Cash” has the meaning set forth in Section 2(b)(ii).

"Estoppel Certificates" has the meaning set forth in §7(a)(iv).

"Fiduciary" has the meaning set forth in ERISA §3(21)."Financial Statements" has the meaning set forth in §4(g).

"Fundamental Representations and Warranties" has the meaning set forth in §8(a).

"GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

"Improvements" has the meaning set forth in §4(1)(iv).

"Income Tax" means any federal, state, local, or non-U.S. Income Tax, including any interest, penalty, or addition thereto, whether disputed or not.

"Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Indebtedness" means all obligations, contingent or otherwise, whether current or long-term, which in accordance with GAAP would be classified upon the obligor's balance sheet as liabilities (other than deferred taxes) and shall also include capitalized leases, guaranties, endorsements (other than for collection in the ordinary course of business) or other arrangements whereby responsibility is assumed for the obligations of others, including any agreement to purchase or otherwise acquire the obligations of others or any agreement, contingent or otherwise, to furnish funds for the purchase of goods, supplies or services for the purpose of payment of the obligations of others.

ExA-3

"Indemnification Ceiling" has the meaning set forth in §8(b)(ii).

"Indemnification Basket" has the meaning set forth in §8(b)(i).

"Indemnified Party" has the meaning set forth in §8(f)(i).

"Indemnifying Party" has the meaning set forth in §8(f)(i).

"Independent Accountants" means RVM & Associates, or such other independent public accountants as the parties shall agree to in writing.

"Intellectual Property" means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, divisions, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, other source identifiers, and rights in telephone numbers and social media assets, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all rights of publicity, privacy, and endorsement (including rights to the use of names, voices, likenesses, images, appearances, signatures, and biographical information of real persons), (d) rights in databases and collections of data, and all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (e) all mask works and all applications, registrations, and renewals in connection therewith, (f) all trade secrets and Confidential Information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (g) all computer software (including source code, object code, and related documentation), (h) all advertising and promotional materials, (i) all other proprietary rights, and G) all copies and tangible embodiments thereof (in whatever form or medium).

"IT Systems" has the meaning set forth in §4(gg)(i).

"Key Employee" has the meaning set forth in §4(v)(i).

"Knowledge," "Know," "Known" or words of similar meaning shall mean, (i) with respect to Seller, (1) the actual awareness or knowledge of Seller, or (2) the knowledge of facts or other matters a prudent individual would be reasonably expected to discover or otherwise become aware of after reasonable investigation; (ii) with respect to Buyer, MJ Clyburn.

"Labor Laws" has the meaning set forth in §4(w)(iii).

ExA-4

"Law" means any federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, as applicable to the Business or Target. The term "Law" includes, without limitation, the following statutes, as amended, and in effect from time to time up to the Closing Date, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground Storage Tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; and any similar state and local laws, and all amendments thereto, or the by-laws, the rules, regulations and interpretations thereunder, all as the same shall be in effect from time to time.

"Lease Consents" has the meaning set forth in §7(a)(iii).

"Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by Target.

"Leases" means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Target holds any Leased Real Property, including the right to all security deposits and other amounts and instruments held by or on behalf of Target thereunder.

"Lien" or "Liens" means, with respect to any asset, any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, restriction, adverse claim by a third- party, title defect or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any assignment or other conveyance of any right to receive income and any assignment of receivables with recourse against assignor), any filing of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction and any agreement to give or make any of the foregoing.

"Material Adverse Effect" or "Material Adverse Change" means any effect or change that would be materially adverse to, or would likely have a material adverse impact or effect on: (a) the business, operations, assets, liabilities, condition or prospects (financial or otherwise) of Target; (b) the ability of the Seller to perform its obligations under any of the Purchase Documents; (c) the validity or enforceability of any of the Purchase Documents; or (d) the rights and remedies of the Buyer under any of the Purchase Documents.

"Material Leased Real Property" means any Leased Property that is leased by Target at an annual rent in excess of twelve thousand ($12,000).

"Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

"Most Recent Financial Statements" has the meaning set forth in §4(g)(ii).

"Most Recent Fiscal Month End" has the meaning set forth in §4(g)(ii).

"Most Recent Fiscal Year End" has the meaning set forth in §4(g)(i).

"Multiemployer Plan" has the meaning set forth in ERISA §3(37).

ExA-5

"Necessary Permits" or "Permits" mean all licenses, permits, franchises, orders, approvals, accreditations, written waivers and other governmental and other authorizations as are necessary in order to enable Target (prior to Closing) and Buyer (after Closing) to continue to own, operate and conduct the Business as currently conducted and proposed to be conducted and to occupy and use Target's real and personal properties without incurring any material liability.

"Nonqualified Plan" has the meaning set forth in §4(x)(vi).

"Non-Fundamental Representations and Warranties" has the meaning set forth in §8(a).

"NWC Reduction Amount" has the meaning set forth in §2(c).

"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

"Overrides" has the meaning set forth in §2(a)(v).

"Owned Real Property" means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by Target and its Subsidiaries.

"Party" or "Parties" has the meaning set forth in the preface.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

"Pre-Closing Tax Period" has the meaning set forth in §9(a).

"Predecessor" means any Person, if any, whose status and activities could give rise to a claim against Buyer or Target as successor in interest to such Person.

"Prior Transaction " means the transactions effected under the Prior Transaction Documents.

"Prior Transaction Documents" means that certain Equity Interest Purchase Agreement entered into as of October 19, 2021, by and among GROVE, INC., a Nevada corporation, the Seller’s Predecessor, as “Buyer”, and Gyprock Holdings LLC, a Delaware limited liability company; MFA Holdings Corp., a Florida corporation; and Sherwood Ventures LLC, a Texas limited liability company, as Sellers, and any other certificate, document, instrument, stock or equity interest power, or agreement executed in connection therewith, and any assignment or other agreement related to the Target Equity Interests.

"Prohibited Transactions" has the meaning set forth in ERISA §406 and Code §4975.

"Purchase Documents" means this Agreement and any other certificate, document, instrument, stock or equity interest power, or agreement executed in connection therewith, and any assignment or other agreement related to the Target Equity Interests or any purchased assets.

"Purchase Price" has the meaning set forth in §2.

“Real Property" means real property and real estate.

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

ExA-6

"Seller," has the meaning set forth in the preface.

"Seller’s Disclosure Schedule/Schedules" has the meaning set forth in §3(a).

"Seller’s Non-Competition Agreement" has the meaning set forth in §7(a)(ii).

"Seller’s Release" has the meaning set forth in §7(a)(v).

"Straddle Period" has the meaning set forth in §9(b).

"Subsidiary(ies)" means, with respect to any Person: (a) any corporation, association or other entity of which at least a majority in interest of the outstanding capital stock or other Equity Securities having by the terms thereof voting power under ordinary circumstances to elect a majority of the directors, managers or trustees thereof, irrespective of whether or not at the time capital stock or other equity securities of any other class or classes of such corporation, association or other entity shall have or might have power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by such Person; or (b) any entity (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has at least majority ownership interest. For purposes of this Agreement, a Subsidiary of Target shall include the direct and indirect Subsidiaries of Target.

"SWDA" has the meaning set forth in §4(z)(iv).

"Systems" has the meaning set forth in §4(aa).

"Target's Assets" has the meaning set forth in §4(h)(iv).

"Target Equity Interests" means any membership or other equity interest of Target.

"Tax" or "Taxes" means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment (including truces under the Affordable Care Act), excise, severance, stamp, occupation, premium, windfall profits, environmental (including truces under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other true of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Third-Party Claim" has the meaning set forth in §8(f)(i).

"Third Party Debt" means the aggregate amount of any debts owed by Target to any other Persons, including without limitation Ragingbull.com, LLC.

"WARN Act" has the meaning set forth in §4(h)(xviii).

"Written," "in writing" or words of similar meaning shall include any written materials, emails or any other forms of written documentation or communication (including any electronic form).

ExA-7

EXHIBIT H

E-MAIL FROM ALLAN MARSHALL TO MJ CLYBURN

RE: ENGAGEMENT OF TIAGO CAETANO

H-1